UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2026

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

Effective September 30, 2026, Battalion Oil Corporation (the “Company”) increased the size of the board of directors of the Company (the “Board”) from four directors to five directors and appointed John “Brad” Juneau (“Mr. Juneau”) to fill the vacancy created thereby, to serve until his successor is duly elected and qualified or until his earlier resignation, removal, death, or incapacity. Mr. Juneau has not been appointed to serve on any committee of the Board at this time.

The Board has determined that Mr. Juneau (i) qualifies as an “independent director” under the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the NYSE American LLC Company Guide (the “NYSE American”) and (ii) meets the requirements for service on the Board pursuant to the Company’s Corporate Governance Guidelines, a copy of which is available under the “Investor Relations—Corporate Governance” page of the Company’s website at www.battalionoil.com. The information on the Company’s website does not constitute a part of this report and is not incorporated herein by reference.

There are no arrangements or understandings between Mr. Juneau and any other person pursuant to which Mr. Juneau was appointed to serve as a director of the Company. There are no transactions in which Mr. Juneau has an interest that requires disclosure under Item 404(a) of Regulation S-K.

For his service on the Board, Mr. Juneau will be entitled to the same compensation arrangements as the Company’s non-employee directors, as described in the Company’s Current Report on Form 8-K filed with the SEC on June 18, 2026.

John “Brad” Juneau Biography:

-	Mr. Juneau has served as a director of Contango Silver & Gold Inc. (“Contango Ore”) since April 2013, including as its Chairman until 2025. He has also served as a director of Talos Energy Inc. (“Talos”) since May 2018, where he is a member of the Compensation Committee and the Safety, Sustainability, and Corporate Responsibility Committee.
-	Mr. Juneau is the sole manager of Juneau Exploration, L.P. (“Juneau Exploration”), a private prospect generation and exploration company he established in 1998 that has participated in and managed oil and gas projects as well as gold exploration and development. Through Juneau Exploration, he is managing the ultra-deep Highlander oil and gas project in South Louisiana and is partnered with Armstrong Oil and Gas on an exploration project in West Harrison Bay on Alaska’s North Slope.
-	Mr. Juneau has more than 40 years of experience in oil and gas exploration and development, metals development, and other energy ventures. He joined Zilkha Energy Company (“Zilkha”) in 1987 as Vice President of Operations and became Senior Vice President of Exploration, building and leading the in-house team that generated its offshore Gulf of Mexico prospects until the company was sold to Sonat for $1.5 billion in 1998.
-	In 1999, Mr. Juneau and Ken Peak formed Contango Oil & Gas Company (“Contango”), whose stock price grew from $0.20 to over $75 per share before the company merged in 2013.
-	In 2008, Juneau Exploration leased approximately 600,000 acres in eastern interior Alaska for gold exploration, leading to the 2009 discovery of the Manh Choh mine. The project was later spun out as Contango Ore, and Manh Choh, the first hard rock gold mine developed in Alaska in over 25 years, began production in 2024.
-	Mr. Juneau holds a Bachelor of Science in Petroleum Engineering from Louisiana State University.
-	He previously served on the board of directors of Stone Energy from 2017 until its 2018 merger with Talos.

Item 7.01	Regulation FD Disclosure..

On October 1, 2026, the Company issued a press release announcing the appointment of Mr. Juneau to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release, dated October 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

October 1, 2026	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

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